Exhibit 10.1

Consulting Agreement

This Consulting Agreement (“Agreement”) is to be effective as of September 5, 2003 by and between Magic Media Networks and Bar TV, (“Company”) with offices located at 530 North Federal Highway, Ft. Lauderdale Florida 33301 and James F. Chincholl, (“Consultant”) having his principal address at 8682 N. Sundown Trail, Parker, Colorado 80134.

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties.”

The Parties hereby agree as follows:

  APPOINTMENT OF JAMES F. CHINCHOLL. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a Marketing and Sales Representative.
  SERVICES. During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, needs and conditions. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:
    The implementation of short-range and long-term strategic planning to fully develop and enhance the Company’s assets, resources, products, and services;
    The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;
    Advise the company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;
    The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances,  business acquisitions, and advise with regard to the ongoing managing and operating of such  acquisitions upon consummation thereof; and
    Advise and recommendation regarding terms and content of bank loans and institutional loans.
  TERM. The term (“Term”) of this Consulting Agreement shall be for a period of  six (6) months commencing on the date hereof. The contract will automatically be extended for an additional three (3) months.  Either party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party after the first three (3) months.
  COMPENSATION. See Attachment “A.”
  CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information  designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any Financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.
  INDEMNIFICATION. Company, its agents or assignees hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees, collectively the “Liabilities”) jointly and sererally, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute.  This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.
  INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.
  MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supercedes  and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of Florida without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney’s fees.
  NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon   personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the address above and to the attention of the persons that have signed below.

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.

All Parties signing below do so with full authority:

Party Receiving Services:	Party Providing Services:
Magic Media Networks, Inc/ BarTV
/s/ Gordon Scott Venters	/s/ James F. Chincholl

Gordon Scott Venters, CEO	James F. Chincholl

ATTACHMENT “A”

Payment for Services:

For the services rendered and to be performed by James F. Chincholl during the term of this agreement:

            A total of 1,000,000 shares of Magic Media Networks, Inc. common stock, and options to  acquire up to an additional 3,208,333 shares as per the schedule below. The 1,000,000 shares of common stock, as well as the 3,208,333 shares underlying the options, will be registered with the SEC on Form S-8 and will be issued as follows:

            On September 4, 2003:

            200,000 shares of Magic Media Networks, Inc. common stock and stock options to acquire an additional 3,208,333 shares of common stock to expire six months from execution date and with the following exercise prices

                        Options Block #A
                        1,250,000 @ $0.10
                           833,333 @ $0.15
                           625,000 @ $0.20
                           500,000 @ $0.25

                        for a total of 3,208,333 options  exercisable at an average price of $0.1558.

            From October 4, 2003 to January 3, 2003:

            Magic Media Networks, Inc. will issue to you during the next four (4) months a total of  800,000 additional shares of Magic Media Networks, Inc. common stock.

Magic Media Networks, Inc. currently has 12,137,948 common shares outstanding and 5,576,923 shares of Series A Preferred Stock convertible into 557,692 common shares and 1,250,000 shares of Series B Preferred Stock convertible on a one-for-one basis into 1,250,000 common shares. The combined Series A and Series B Preferred Stock are currently convertible into a total of 1,807,692 shares of common stock.

As of August 26, 2003, there is a total of 13,945,640 common shares outstanding on a fully-diluted basis. After the issuance of the 2,100,000 shares being registered under Form S-8 and assuming the exercise of all 6,416,667 stock options of Block #A and Block #B there will be a total of 22,462,307 common shares of Magic Media Networks, Inc. outstanding on a fully-diluted basis.